Exhibit 99.1

Quest Diagnostics Prices $500 Million of Senior Notes

SECAUCUS, NJ – April 27, 2026 /PRNewswire/ –Quest Diagnostics Incorporated (NYSE: DGX) (the “Company”), a leader in diagnostic information services, today announced the pricing of a public offering of $500 million aggregate principal amount of its 5.000% senior notes due 2036 (the “Notes”) under Quest Diagnostics' shelf registration statement.

Quest Diagnostics expects to receive the net offering proceeds upon closing on May 6, 2026, subject to the satisfaction of customary closing conditions. The Company expects to use the net proceeds from the offering for general corporate purposes, which may include the repayment of indebtedness. The indebtedness the Company may repay with the net proceeds of this offering includes its $500 million aggregate principal amount of 3.45% Senior Notes which will mature on June 1, 2026.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of these securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This offering may be made only by means of a prospectus supplement and accompanying base prospectus, copies of which or information concerning this offering may be obtained by calling Goldman Sachs & Co. LLC, toll free at 1 (866) 471-2526, J.P. Morgan Securities LLC, collect at 1-212-834-4533 or Mizuho Securities USA LLC, toll free at 1-866-271-7403.

About Quest Diagnostics

Quest Diagnostics works across healthcare to create a healthier world, one life at a time. We connect people, from clinicians to consumers, with laboratory insights that illuminate a path to better health. With a focus on delivering smarter, simpler testing, we help reveal new avenues to identify and treat disease, empower healthy behaviors and improve healthcare management. Quest Diagnostics serves half the physicians and hospitals in the United States and one in three American adults each year, and our nearly 57,000 employees work together to deliver diagnostic insights that inspire actions to transform lives.

Forward Looking Statements

The statements in this press release which are not historical facts may be forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management's current estimates, projections, expectations or beliefs, including with regard to the consummation of the offering of the Notes, and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the Company include, but are not limited to, uncertain and volatile economic conditions, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, the complexity of billing, reimbursement and revenue recognition for clinical laboratory testing, changes in government policies, including related to trade, and regulations, changing relationships with customers, payers, suppliers or strategic partners, acquisitions and other factors discussed in the Company's most recently filed Annual Report on Form 10-K and in any of the Company's subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including those discussed in the "Business," "Risk Factors," "Cautionary Factors that May Affect Future Results" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of those reports.

SOURCE Quest Diagnostics

For further information: Wendy Bost, Quest Diagnostics (Media): 973-520-2800, Daniel Haemmerle, Quest Diagnostics (Investors): 973-520-2900